EX.99.(l)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

August 26, 2014

Goldman Sachs MLP and Energy Renaissance Fund

200 West Street

New York, New York 10282

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs MLP and Energy Renaissance Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-197328) as originally filed on July 9, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on or about the date hereof (the “Registration Statement”), relating to the proposed issuance of the Fund’s common shares of beneficial interest, par value $0.001 per share (“Shares”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	a draft of the Underwriting Agreement;

(iii)	the Certificate of Trust of the Fund;

(iv)	the Certificate of Amendment to the Certificate of Trust of the Fund;

(v)	the Declaration of Trust;

August 26, 2014 Page 2

(vi)	the By-Laws of the Fund; and

(vii)	resolutions of the board of directors of the Fund relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Fund.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Fund of payment therefor at a price per Share not less than the par value per share of the Shares as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware Statutory Trust Act and judicial interpretations thereof. We are not members of the bar of the State of Delaware.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions “Legal Opinions” and “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP